Exhibit 99.2

Cardinal Health NYSE: CAH Cordis acquisition
Strategic Rationale
A major step forward in Cardinal Health’s strategy to address a major pain point in the U.S. healthcare system through innovative, new approaches to the management of physician preference items (PPI) in the areas of cardiovascular, wound management and orthopedics. Cordis, along with AccessClosure, will serve as a centerpiece of our strategy around interventional cardiology.
• Aligns with demographic trends. As populations age across the world, the demand for interventional cardiology will only increase. This is true in virtually every market in the world.
• Dramatically increases the scale and breadth of Cardinal Health’s interventional cardiology product line. The Cordis product line complements the interventional cardiology platform established through the AccessClosure acquisition.
• The Cordis name brings an excellent heritage, a reputation for quality and innovation — and a deep and talented group of people versed in cardiology. In the medical device space, clinical knowledge and credibility matter — and a trusted name that insprires confidence with physicians and patients alike.
• International platform which can be leveraged for existing Cardinal Health brand products as part of the growing Cardinal Health device portfolio.
• Gain talent from the Cordis team that will provide outstanding regional and country leadership in many markets.
Overview
About Cordis
• Cardiology and Endovascular medical device company with a global commercial footprint and operations in more than 50 countries
• Robust product line of mature, well-established cardiovascular products and related global manufacturing and commercialization assets
• In calendar 2014, annual revenues were approximately $780M with roughly 70% of sales coming from outside the United States
• 2014 annual revenues were evenly split between Cardiology and Endovascular

Cordis product portfolio

Cardiology







Closure

Sheath – tube inserted into the body to provide access point for insertion of other instruments into an artery

Wires / Guides – instruments that assist in guiding catheters, balloons, and stents into place

Dx Cath – hollow tube inserted into arteries for the purpose of measuring pressure, collecting samples, or injecting x-ray dye for imaging

Balloon – an inflation device inserted into an artery and expanded to compress blockage against the wall and allow blood to flow through during a Percutaneous Transluminal Coronary Angioplasty procedure

Endovascular







VCF

Access/Dx & closure

Sx Stent – self-expanding stent (mesh wire tube placed in artery to hold the passage open)

Carotid – stent for the carotid artery, which supplies blood to the head and neck

Bx Stent – balloon-expanding stent

PTA – Percutaneous Transluminal Angioplasty dilatation balloon catheter for the treatment of patients with peripheral arterial disease

CTO – catheter that enables controlled crossing of Chronic Total Occlusions



AAA – treat abdominal aortic aneurysms by stenting across the defect

Deal highlights

- **Purchase price:** Purchase price of **$1.944B** in cash; $1.594B net of approximately $350M net present value of tax benefits
- **Funded through $1.0B in new debt and remainder in cash on hand**
- **Closing will be after securing clearances from principal countries,** including: United States, China, Japan, and major European countries
- **Other international:** Sequencing of closing will be based on **securing the appropriate regulatory approvals**
- **Close anticipated toward the end of calendar 2015,** Cardinal Health's fiscal 2016
- **Expect greater than $0.20 accretion in non-GAAP EPS in fiscal 2017,** the first full fiscal year post-close (including $0.07-$0.08 of incremental financing costs)
- **Expect slight non-GAAP EPS dilution in fiscal 2016** with impact of **inventory fair value step-up between ($0.13) and ($0.15)**
- **Operational synergies** of at least **$100M annually to be realized by exit of fiscal 2018**

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© 2015 Cardinal Health. All rights reserved. CARDINAL HEALTH, the Cardinal Health LOGO and ESSENTIAL TO CARE are trademarks or registered trademarks of Cardinal Health. All other marks are the property of their respective owners. Lit. No. SIR15-29500 (02/2015)

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Cautions Concerning Forward-Looking Statements
This document contains forward-looking statements addressing Cardinal Health’s plans to acquire Cordis and other statements about future expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely,” and similar expressions, and include statements reflecting future results or guidance, statements of outlook and expense accruals. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include: the ability to successfully complete the acquisition of Cordis on a timely basis, including receipt of required regulatory approvals and satisfaction of other conditions; the ability to retain customers and employees of the acquired business and to successfully integrate the acquired business into Cardinal Health’s operations, if the acquisition is completed; the ability to achieve the expected synergies as well as accretion in earnings, if the acquisition is completed; the occurrence of any event, change or other circumstance that could give rise to the termination of the binding offer or the purchase agreement (once executed); the conditions of the credit markets and an ability to issue debt on acceptable terms; or the outcome of any legal proceedings that may be instituted against the parties and others related to the planned acquisition. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health’s Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This document reflects management’s views as of March 2, 2015. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.
Non-GAAP Financial Measures
Cardinal Health presents non-GAAP diluted earnings per share from continuing operations (or non-GAAP EPS) on a forward-looking basis. Non-GAAP diluted earnings per share from continuing operations is (A) earnings from continuing operations, excluding (1) restructuring and employee severance, (2) amortization and acquisition-related costs, (3) impairments and (gain)/ loss on disposal of assets, (4) litigation (recoveries)/charges, net, (5) LIFO charges/(credits), and (6) loss on extinguishment of debt, each net of tax, (B) divided by diluted weighted average shares outstanding. The most directly comparable forward-looking GAAP measure is diluted earnings per share from continuing operations. Cardinal Health is unable to provide a quantitative reconciliation of this forward-looking non-GAAP measure to the most directly comparable forward-looking GAAP measure, because Cardinal Health cannot reliably forecast restructuring and employee severance, amortization and acquisition-related costs (which Cardinal Health expects to increase significantly as a result of the Cordis acquisition), impairments and (gain)/ loss on disposal of assets, litigation (recoveries)/charges, net, and LIFO charges/(credits), which are difficult to predict and estimate. Please note that the unavailable reconciling items could significantly impact Cardinal Health’s future financial results.
Description of Tax Benefits (noted under “Deal Highlights”)
Tax benefits are derived primarily from the amortization of goodwill and other intangible assets.